UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.             )

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

First Foundation Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 3, 2023, Shannon Wherry, VP, Director of Communications of First Foundation Inc. (the “Company”), was quoted in an article by American Banker, which is attached hereto as Exhibit A.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with its upcoming 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). The Company intends to file a definitive proxy statement and a BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting of Stockholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at www.ff-inc.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022 (when it becomes available). Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.ff-inc.com.

Exhibit A

American Banker

First Foundation row with Abbott Cooper moves closer to court

By John Reosti

3 March 2023

Activist investor Abbott Cooper's campaign to elect two allies to seats on Dallas-based First Foundation Inc.'s board of directors recently hit a snag when one of his candidates withdrew from consideration. Meanwhile, Cooper has hired an attorney to challenge First Foundation's decision invalidating the remaining candidate's nomination.

In a letter Wednesday to First Foundation's attorneys, Michael Swartz — Cooper's lawyer — wrote that all the deficiencies in the application questionnaire candidate Allison Ball submitted last month were either mooted by the withdrawal of Cooper's other candidate, Lila Flores, or addressed in subsequent communications to First Foundation.

"We urge the Board to reconsider its decision not to recognize Ms. Ball's nomination, but … in the event the Board does not do so, Driver will proceed to litigation," Swartz wrote. Cooper is the founder and managing member of Driver Management in New York.

The $13 billion-asset First Foundation, the holding company for First Foundation Bank, notified Cooper that it had rejected Ball's and Flores' nominations in a letter on Feb. 22. Both "failed to disclose material information," including that they are friends, host a weekly podcast together and founded a company to market the podcast, according to First Foundation.

"By omitting any disclosure about their close relationship from the nomination materials altogether, the purported nominees failed to include essential information required to complete the company questionnaire," Matthew Moran, First Foundation's attorney, wrote in the letter.

Podcast blues

In interviews, Cooper has blasted the deficiencies First Foundation identified in the questionnaires as being either overly technical or irrelevant. Cooper was especially critical of deficiencies involving Ball's and Flores' two-year-old podcast, "Hell or High Ranch Water," which he has said was unrelated to business and banking.

First Foundation's interest in "Hell or High Ranch Water" extended to the company Ball and Flores created to market the podcast. Flores' husband, Charles Flores, was listed as its registered agent, and First Foundation sent him several letters advising him to preserve documents related to the company, including one letter dispatched after Lila Flores withdrew her nomination.

In a Feb. 2 letter to Kelly Rentzel, First Foundation's executive vice president and general counsel, Cooper described the letters to Flores as "shameless" and "bush league." Swartz wrote in his letter Wednesday that First Foundation's letters amounted to a "harassment campaign" and "caused Ms. Flores to relent and withdraw her candidacy."

But Shannon Wherry, First Foundation's director of corporate communications, characterized the letters as routine legal inquiries, rather than harassment. The company continued sending them because it never received a response, Wherry said.

First Foundation's board asked to interview Ball and Flores, Wherry added. "They did feel it would be helpful," Wherry said. However, Cooper said a situation where First Foundation's board interviewed his candidates would only be appropriate if they were filling vacant seats, not contesting those held by the individuals who would be asking the questions. All 10 of First Foundation's directors are up for election in 2023.

"I am not sure what the point of the exercise is other than running a standard play out of the activist response handbook," Cooper wrote Feb. 2 in a letter to First Foundation CEO Scott Kavanaugh.

Funding woes

Cooper, who reported owning 327,000 First Foundation shares in a Feb. 17 preliminary proxy statement, claims First Foundation's board and management failed to prepare for the steep rise in interest rates over the past year that has resulted in a sharp increase in funding costs for the company.

"Serious problems with the business were allowed to develop … because they weren't paying attention," Cooper said in an interview.

In the 10-K annual report it filed on Tuesday, First Foundation noted its cost of interest-bearing deposits rose to 1.04% in 2022, compared with 0.33% in 2021. The average rate on borrowings experienced a similar increase, jumping from 0.75% in 2021 to 3.09% in 2022. First Foundation reported profits totaling $110.5 million, up slightly from 2021. At the same time, its net interest margin shrank by 24 basis points over the course of 2022, finishing the year at 2.91%.

In a Feb. 23 research note, Piper Sandler calculated First Foundation's overall deposit betaat 38%, significantly higher than the industry average of 21%. Deposit betas measure how much a bank's deposit rates rise in response to an increase in market interest rates.

Banks with strong core-deposit franchises typically have lower deposit betas. In First Foundation's case, Cooper has pointed to its high concentration of multifamily loans, which amounted to slightly less than half of the company's $10.7 billion-asset loan portfolio on Dec 31. Multifamily loans don't produce the same level of core deposits as commercial credits, which helps explain First Foundation's funding difficulties, according to Cooper.

At the bottom line, rising funding costs have eaten away at First Foundation's profitability, a trend likely to continue until interest rates stabilize or start to decline, Cooper said.

Cooper has emerged as a frequent critic of community bank management teams he deems underperforming. Indeed, over the past three years, Cooper has launched proxy campaigns against First United Corp. in Oakland, Maryland, Republic First Bancorp in Philadelphia and Codorus Valley Bancorp in York, Pennsylvania.

In January, Cooper launched a proxy contest seeking three seats on the board of the $1.4 billion-asset AmeriServ Financial in Johnstown, Pennsylvania.

But Cooper said he had hoped to avoid a knock-down, drag-out proxy contest at First Foundation. Unlike some of his other contests, Cooper has not called for First Foundation's sale, instead, for the establishment of a board-level committee to evaluate risk and what he described as a "thorough strategic review" of the company's business model.

Moreover, Cooper added he hoped initially that First Foundation, which moved its headquarters to Dallas in 2021 and expressed interest in expanding its Texas footprint, might actually embrace his two board candidates, since Ball and Flores were both Texas residents with "incredible connections and stellar resumes."

"I thought I was doing them a favor," Cooper said.